EXHIBIT 99.1

News Release Contact: Michael M. Keating Vice President Human Resources & Administration P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9211
FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P. Announces Promotion of
Michael J. Dunn, Jr. to CEO as Part of Orderly Succession Plan
Whippany, New Jersey, April 23rd, 2009 – Suburban Propane Partners, L.P. (the “Partnership”) (NYSE: SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced that its President, Michael J. Dunn Jr., will take on the added responsibilities of Chief Executive Officer, effective the beginning of the Partnership’s next fiscal year on September 27, 2009. Mr. Dunn will succeed Mark A. Alexander, who will continue as a consultant directly to the Board of Supervisors. Harold R. Logan, Jr., Chairman of the Partnership’s Board of Supervisors, described this change as the key element of a management succession plan, developed by the Compensation Committee of the Partnership’s Board of Supervisors and Mr. Alexander, to ensure that the executive leadership of the Partnership evolves in a clearly defined and disciplined manner. Mr. Logan emphasized that, as a consultant to the Board, Mr. Alexander’s broad managerial experience and professional insights will continue to be available to the Partnership.
Mr. Dunn became President of the Partnership in May 2005. Prior to that, he served as Senior Vice President, Senior Vice President-Corporate Development and Vice President-Procurement and Logistics of the Partnership. Before joining the Partnership in March 1997, he was Vice President of Commodity Trading for the investment banking firm of Goldman Sachs & Company. Mr. Dunn has served on the Partnership’s Board of Supervisors since July 1998, and will stand for election as a Supervisor at the 2009 Tri-Annual Meeting of the Partnership’s Common Unitholders (“Tri-Annual Meeting”), now scheduled for July 22, 2009.
Mr. Alexander has served as the Partnership’s only Chief Executive Officer, and as a Supervisor, since the Partnership went public in 1996. Mr. Dunn has worked closely with Mr. Alexander throughout his tenure.

Simultaneously it was announced that Mr. Alexander will not stand for election as a Supervisor at the Tri-Annual Meeting.
In making this announcement, Mr. Logan said, “We are extremely grateful to Mark Alexander for his outstanding service to Suburban Propane. He and Michael Dunn have built a very strong organization since 1997 and have shaped our current operating and financial structure to be one of the strongest in the propane industry, as well as the MLP environment in general. These talented executives will continue to work closely together for the remainder of the current fiscal year to ensure a smooth transition of the Chief Executive Officer responsibilities.”
Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 900,000 residential, commercial, industrial and agricultural customers through more than 300 locations on 30 states.
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